Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PATRIOT NATIONAL BANCORP, INC.

(Pursuant to Sections 33-800 and 33-797 of the Connecticut General Statutes)

The undersigned, being a duly authorized officer of Patriot National Bancorp, Inc., a corporation organized and existing under the laws of the State of Connecticut (the “Corporation”), does hereby certify:

FIRST: That this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) was duly adopted and approved by the shareholders of the Corporation in the manner required by Section 33-800 of the Connecticut General Statutes and by the Certificate of Incorporation, as amended and corrected, at a duly convened meeting thereof held on June 26, 2025.

SECOND: That the Certificate of Incorporation of the Corporation, as amended and corrected, be, and the same hereby is, amended and restated in its entirety to read as follows:

I. CORPORATE NAME. The name of the corporation is Patriot National Bancorp, Inc. (hereinafter the “Corporation”). The principal office of the Corporation shall be located in the City of Stamford, County of Fairfield, and State of Connecticut.

II. CAPITAL STOCK.

(a) The amount of the capital stock of the Corporation hereby authorized is 201,000,000 shares, which consist of 200,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), of which (i) 170,000,000 shares of Common Stock shall be designated as voting Common Stock (“Voting Common Stock”) and (ii) 30,000,000 shares shall be designated as non-voting Common Stock (“Non-Voting Common Stock” and together with the Voting Common Stock, “Common Stock”), and 1,000,000 shares shall be designated as preferred stock, without par value (“Preferred Stock”).

(b) Voting Common Stock. Subject to all of the rights of the Preferred Stock, if any, and except as provided by law or in this Article II (or in any certificate of amendment related to any series of Preferred Stock):

(i) the holders of the Voting Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring shareholder action;

(ii) in all elections of directors, the number of votes each holder of Voting Common Stock may cast will be determined by multiplying the number of shares he, she or it owns by the number of directors to be elected, and those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by such holder of Voting Common Stock;

(iii) in all matters (other than the election of directors), each holder of a share of Voting Common Stock shall be entitled to one vote for each share held by such holder;

(iv) dividends may be declared and paid or set apart for payment upon the Voting Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors (the “Board”);

(v) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Voting Common Stock in accordance with their respective rights and interests; and

(vi) the Corporation will not be prohibited from repurchasing or otherwise acquiring shares of Voting Common Stock in voluntary transactions with the holders thereof, subject to compliance with any applicable legal or regulatory requirements, including applicable regulatory capital requirements. Any shares of Voting Common Stock repurchased or otherwise acquired may be reissued as additional shares of Voting Common Stock.

(c) Non-Voting Common Stock. Each share of Non-Voting Common Stock shall have the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as described in Annex A attached to this Certificate of Incorporation, which Annex A is hereby made a part hereof as if set out in full in this subsection of the Certificate of Incorporation.

(d) Preferred Stock. The Board is authorized, subject to limitations prescribed by law and the provisions of this Article II, to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Connecticut, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and relative participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(i) The number of shares constituting that series and the distinctive designation of the series;

(ii) The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) Whether the shares of that series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(iv) Whether the shares of that series shall have conversion or exchange privileges and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(v) Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) Whether the shares of that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts of such sinking fund;

(vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) Any other relative rights, preferences and limitations of that series.

Dividends on outstanding shares of Preferred Stock shall be paid, or declared and set apart for payment, before any dividends shall be paid, or declared and set apart for payment, on the Common Stock with respect to the same dividend period.

If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

(e) Series A Preferred Stock. 500,000 shares of Preferred Stock shall be designated as Series A Non-Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”), which may from time to time be increased or decreased (but not below the number then outstanding) by the Corporation’s Board. The shares of Series A Preferred Stock shall have the following rights, privileges, and designations:

(i) Unless the shares of Series A Preferred Stock shall have previously been converted into shares of Common Stock, as of the close of business on the date that this Certificate of Incorporation is filed with the Secretary of State of the State of Connecticut, as required by applicable law, each issued and outstanding share of Series A Preferred Stock will automatically convert into 80 shares of Non-Voting Common Stock, without any further action on the part of any holder of shares of Series A Preferred Stock.

(ii) Upon conversion into shares of Non-Voting Common Stock, as set forth in subsection (i) above, any shares of Series A Preferred Stock so converted shall cease to be issued and outstanding and any certificates evidencing such shares of Series A Preferred Stock will be cancelled, in each case, subject to the right of holders of such shares to receive the number of shares of Non-Voting Common Stock into which such shares of Series A Preferred Stock have been converted.

(iii) Shares of Series A Preferred Stock duly converted in accordance herewith shall resume the status of authorized and unissued Preferred Stock, undesignated as to series and available for future issuance (provided that any such cancelled shares of Series A Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series A Preferred Stock).

(iv) In the event that a holder of Series A Preferred Stock shall not by written notice designate the name, in which shares of Non-Voting Common Stock to be issued upon conversion of shares of Series A Preferred Stock should be registered, or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the holder and in the manner shown on the records of the Corporation.

(f) No shareholder of the Corporation shall by reason of his, her or its holding shares of capital stock of the Corporation have any preemptive or preferential rights to purchase or subscribe to any share of any class of stock of the Corporation, now or hereafter to be authorized, or to any obligation convertible into stock of the Corporation, issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board, in its discretion, may from time to time determine and at such price as the Board may fix from time to time.

(g) If a holder of capital stock is entitled to fractional shares pursuant to preemptive rights, a stock dividend, consolidation, or merger, reverse stock split or otherwise, the Corporation may: (i) issue fractional shares; or (ii) in lieu of the issuance of fractional shares, issue script or warrants entitling the holder to receive a full share upon surrendering enough script or warrants to equal a full share; (iii) if there is an established and active market in the Corporation’s stock, make reasonable arrangements to provide the shareholder with an opportunity to realize a fair price through sale of the fraction, or purchase of the additional fraction required for a full share; (iv) remit the cash equivalent of the fraction to the shareholder; or (v) sell full shares representing all the fractions at public auction or to the highest bidder after having solicited and received sealed bids from at least three licensed stockbrokers and distribute the proceeds pro rata to each shareholder who otherwise would be entitled to the fractional shares. The holder of a fractional share is entitled to exercise the rights for shareholder, including the right to vote, to receive dividends, and to participate in the assets of the Corporation upon liquidation, in proportion to the fractional interest. The holder of script or warrants is not entitled to any of these rights unless the script or warrants explicitly provide for such rights. The script or warrants may be subject to such additional conditions as: (y) that the script or warrants will become void if not exchanged for full shares before a specified date; and (z) that the shares for which the script or warrants are exchangeable may be sold at the option of the Corporation and the proceeds paid to script holders.

(h) At any time when there is more than one class of capital stock, unless otherwise duly authorized by the Board, then all shares of voting stock shall be voted together as a class on any matters requiring shareholder approval. If a proposed amendment would affect two or more classes in the same or a substantially similar, way, all the classes or series so affected, must vote together as a single voting group on the proposed amendment. At any time there is more than one class of capital stock, shares of the same class may be issued as a dividend on a pro rata basis and without consideration. Unless otherwise provided by the Board, the record date for determining shareholders entitled to a share dividend shall be the date the Board authorizes the share dividend.

III. REGISTERED OFFICE. The registered office for the Corporation is 900 Bedford Street, Stamford, Connecticut 06901.

IV. POWERS. The nature of the business to be transacted, and the purposes to be promoted, carried out or engaged in by the Corporation are the following activities:

(a) To acquire, invest in, or hold stock in any subsidiary, where such act is permitted under the United States Bank Holding Company Act of 1956, 12 U.S.C. 1841, et. seq., as such statute may be amended from time to time, and to engage in any other enterprise or activity which may be lawfully conducted under said statute; and

(b) To engage generally in any other business that may, in accordance with the above-named statute, lawfully be conducted and carried on by a Corporation organized under the Connecticut Business Corporation Act.

V. DIRECTOR LIABILITY. The personal liability to the Corporation or its shareholders of a person who is or was a director of the Corporation for monetary damages for breach of duty as a director shall be limited to an amount that is not greater than the amount of the compensation received by the director for serving the Corporation during the year of the violation if such breach did not (a) involve a knowing and culpable violation of law by the director; (b) enable the director or an associate, as defined in Section 33-840 or any similar successor provision of the Connecticut General Statutes, to receive an improper personal economic gain; (c) show a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation; (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the Corporation; or create liability under Sections 33-757 or 36a-58 of the Connecticut General Statutes, as they may be amended or replaced from time to time. This Section V shall not limit or preclude the liability of a person who is or was a director for any act or omission occurring prior to the effective date hereof. Any lawful repeal or amendment of this Section V or the adoption of any provision inconsistent herewith by the Board and the shareholders of the Corporation shall not, with respect to a person who is or was a director, adversely affect any limitation of liability, right or protection existing at or prior to the effective date of such repeal, modification or adoption of a provision inconsistent herewith.

VI. INDEMNIFICATION AND ADVANCEMENT. The Corporation shall, to the fullest extent permitted or required by Sections 33-770 through 33-778, inclusive, of the Connecticut General Statutes, as the same may be amended and supplemented, and 12 CFR Part 359, as applicable (together with Sections 33-770 through 33-778, inclusive, of the Connecticut General Statutes, the “Sections”), indemnify and provide advancement to any and all directors, officers, and such other persons determined by the Board, whom it shall have power to indemnify under said Sections from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Sections, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Notwithstanding the foregoing, to the extent the Corporation is a bank holding company, in no event shall such indemnification and advancement exceed that permitted under applicable laws and regulations applicable to bank holding companies and relating to conduct that occurs while the Corporation is a bank holding company.

VII. DIRECTORS; BYLAWS. All the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board, are hereby conferred upon the Board. In furtherance and not in limitation of that power, the Board shall have the power to make, adopt, alter, amend and repeal from time to time Bylaws of the Corporation (“Bylaws”), subject to the right of the shareholders entitled to vote with respect thereto to adopt, alter, amend and repeal Bylaws made by the Board.

The business, property and affairs of the Corporation shall be managed by and under the direction of the Board. The number of directors shall be not less than five (5) and not more than twenty-five (25) as fixed from time to time by the Board pursuant to the Corporation’s Bylaws.

The terms, classifications, qualifications, and election of the Board, and the method of filling vacancies thereon, shall be as provided herein and in the Bylaws.

ANNEX A

Shares of the Non-Voting Common Stock shall have the powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions as set forth below:

1.  Definitions.

(a) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act of 1933, as amended.

(b) “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c) “Maximum Voting Securities” mean, in connection with any one or more conversions of Non-Voting Common Stock by any Holder, without prior receipt of Regulatory Approvals to enable the holder of Non-Voting Common Stock to acquire a higher percentage of the Voting Common Stock (or any other class of Voting Securities issued by the Corporation) than such holder or any of the holder’s Affiliates owned of record or beneficially immediately prior to the conversion, not more than 9.99% of the Voting Common Stock (or of any other class of Voting Securities issued by the Corporation), excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder of Voting Securities of the Corporation (which, for the avoidance of doubt, does not include Non-Voting Common Stock), provided that any right to convert shall not be available if it would result in such holder being deemed to control, including pursuant to the terms of 12 C.F.R. § 225.9(a)(1) and/or 12 C.F.R. § 225.9 (a)(5), Voting Securities that would result in such holder being deemed to control the Corporation or the Bank for purposes of the BHC Act or the CIBC Act or any implementing regulations thereunder, and provided further that the right to convert Non-Voting Common Stock into Voting Common Stock shall not be available to a transferee of shares of Non-Voting Common Stock with respect to a transfer other than a Permissible Transfer.

(d) “Permissible Transfer” means a transfer by the holder of Non-Voting Common Stock (i) to the Corporation; (ii) in a widely distributed public offering of the Voting Common Stock or Non-Voting Common Stock; (iii) that is part of an offering that is not a widely distributed public offering of the Voting Common Stock or Non-Voting Common Stock but is one in which no one transferee (or group of associated transferees) acquires the right to receive two percent (2%) or more of any class of the Voting Securities of the Corporation then outstanding (including pursuant to a related series of transfers); (iv) that is part of a transfer of the Voting Common Stock or Non-Voting Common Stock to an underwriter for the purpose of conducting a widely distributed public offering; or (v) to a transferee that controls more than fifty percent (50%) of the Voting Securities of the Corporation without giving effect to such transfer.

(e) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(f) “Principal Trading Market” means whichever of the New York Stock Exchange, the NYSE Amex, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, or the OTC Pink, on which the Voting Common Stock is primarily listed or quoted for trading on the date in question.

(g) “Regulatory Approvals” with respect to any holder, means the collective reference, to the extent applicable and required to permit such holder to convert such holder’s shares of Non-Voting Common Stock into Voting Common Stock and to own such Voting Common Stock without such holder being in violation of applicable law or rules of the Principal Trading Market, the receipt of approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under, the federal Bank Holding Company Act of 1956, as amended (the “BHC Act”), the federal Change in Bank Control Act (the “CIBC Act”) or any similar state laws, Hart-Scott-Rodino Antitrust Improvements Act of 1976 or the competition or merger control laws of other jurisdictions, in each case to the extent necessary to permit such holder to convert such shares of Non-Voting Common Stock and own shares of Voting Common Stock pursuant to this Certificate of Incorporation.

(h) “Voting Security” has the meaning set forth in 12 C.F.R. Section 225.2(q) or any successor provision.

2. Dividends. The Non-Voting Common Stock will rank pari passu with the Voting Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”). Accordingly, the holders of record of Non-Voting Common Stock will be entitled to receive as, when, and if declared by the Board, Dividends in the same per share amount as paid on the Voting Common Stock, and no Dividends will be payable on the Voting Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Voting Common Stock unless a Dividend identical to that paid on the Voting Common Stock is payable at the same time on the Non-Voting Common Stock in an amount per share of Non-Voting Common Stock equal to the product of (i) the per share Dividend declared and paid in respect of each share of the Voting Common Stock and (ii) the number of shares of the Voting Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock); provided however, that if a stock Dividend is declared on Voting Common Stock payable solely in Voting Common Stock, the holders of Non-Voting Common Stock will be entitled to a stock Dividend payable solely in shares of Non-Voting Common Stock. Dividends that are payable on Non-Voting Common Stock will be payable to the holders of record of Non-Voting Common Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board, which record date will be the same as the record date for the equivalent Dividend of the Voting Common Stock. In the event that the Board does not declare or pay any Dividends with respect to shares of the Voting Common Stock, then the holders of Non-Voting Common Stock will have no right to receive any Dividends.

3. Liquidation.

(a) Rank. The Non-Voting Common Stock will, with respect to rights upon liquidation, winding up and dissolution, rank (i) subordinate and junior in right of payment to all other securities of the Corporation that, by their respective terms, are senior to the Non-Voting Common Stock or the Voting Common Stock, and (ii) pari passu with the Voting Common Stock.

(b) Liquidation Distributions. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Non-Voting Common Stock will be entitled to receive, for each share of Non-Voting Common Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any Persons to whom the Non-Voting Common Stock is subordinate, a distribution (“Liquidation Distribution”) equal to (i) any authorized and declared, but unpaid, Dividends with respect to such share of Non-Voting Common Stock at the time of such liquidation, dissolution or winding up, and (ii) the amount the holder of such share of Non-Voting Common Stock would receive in respect of such share if such share had been converted into shares of the Voting Common Stock at the then applicable conversion rate at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Non-Voting Common Stock at such time, without regard to any limitations on conversion of the Non-Voting Common Stock). All Liquidation Distributions to the holders of the Non-Voting Common Stock and Voting Common Stock set forth in clause (ii) above will be made pro rata to the holders thereof.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 3, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Non-Voting Common Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.

4. Conversion.

(a) General.

(i) A holder of Non-Voting Common Stock shall be permitted to convert, or upon the written request of the Corporation shall convert, shares of Non-Voting Common Stock into shares of the Voting Common Stock at any time or from time to time, provided that upon such conversion the holder, together with all Affiliates of the holder, will not own or control in the aggregate more than the Maximum Voting Securities. In any such conversion, each share of Non-Voting Common Stock will convert initially into one (1) share of the Voting Common Stock, subject to adjustment as provided in Section 5 below.

(ii) Each share of Non-Voting Common Stock will automatically convert into one (1) share of the Voting Common Stock, without any further action on the part of any holder, subject to adjustment as provided in Section 5 below, on the date a holder of Non-Voting Common Stock transfers any shares of Non-Voting Common Stock to a non-affiliate of the holder in a Permissible Transfer.

(iii) To effect any permitted conversion under Section 4(a)(i) or Section 4(a)(ii), the holder shall surrender the certificate or certificates, if any, evidencing such shares of Non-Voting Common Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation. Upon the surrender of such certificate(s), the Corporation will issue and deliver to such holder (in the case of a conversion under Section 5(a)(i)) or such holder’s transferee (in the case of a conversion under Section 5(a)(ii)) a certificate or certificates for the number of shares of the Voting Common Stock into which the Non-Voting Common Stock has been converted and, in the event that such conversion is with respect to some, but not all, of the holder’s shares of Non-Voting Common Stock, the Corporation shall deliver to such holder a certificate or certificate(s) representing the number of shares of Non-Voting Common Stock that were not converted to Common Stock.

(iv) All shares of the Voting Common Stock delivered upon conversion of the Non-Voting Common Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

(b) Reservation of Shares Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued Voting Common Stock solely for the purpose of effecting the conversion of the Non-Voting Common Stock such number of shares of the Voting Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Non-Voting Common Stock; and if at any time the number of shares of authorized but unissued Voting Common Stock will not be sufficient to effect the conversion of all then outstanding Non-Voting Common Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Voting Common Stock to such number of shares as will be sufficient for such purpose.

(c) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Non-Voting Common Stock against impairment.

(d) Compliance with Law. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Non-Voting Common Stock, the Corporation shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) Listing. The Corporation hereby covenants and agrees that the Corporation will, as permitted by the rules of any national securities exchange, on which the Voting Common Stock is listed, list and keep listed, so long as the Voting Common Stock shall be so listed on such exchange, all shares of the Voting Common Stock issuable upon conversion of the Non-Voting Common Stock; provided, however, that if the rules of such exchange require the Corporation to defer the listing of such shares of Voting Common Stock until the first conversion of Non-Voting Common Stock into Voting Common Stock in accordance with the provisions hereof, the Corporation covenants to list such shares of Voting Common Stock issuable upon conversion of the Non-Voting Common Stock in accordance with the requirements of such exchange at such time.

5. Adjustments.

(a) Combinations or Divisions of the Voting Common Stock. In the event that the Corporation at any time or from time to time will effect a division of the Voting Common Stock into a greater number of shares (by stock split, reclassification or otherwise other than by payment of a Dividend in Voting Common Stock or in any right to acquire the Voting Common Stock), or in the event the outstanding Voting Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Voting Common Stock, then the dividend, liquidation, and conversion rights of each share of Non-Voting Common Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(b) Reclassification, Exchange or Substitution. If the Voting Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares provided for in Section 5(a) above), (1) the conversion ratio then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of the Non-Voting Common Stock will be convertible into, in lieu of the number of shares of the Voting Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of the Voting Common Stock would be entitled to receive in such transaction and (ii) the number of shares of the Voting Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction and (2) the Dividend and Liquidation Distribution rights then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of Non-Voting Common Stock will be entitled to a Dividend and Liquidation Distribution right, in lieu of with respect to the number of shares of the Voting Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, with respect to a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of the Voting Common Stock would be entitled to receive in such transaction and (ii) the number of shares of the Voting Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction.

(c) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 5, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Non-Voting Common Stock a certificate executed by the Corporation’s President (or other appropriate officer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Non-Voting Common Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of the Voting Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Non-Voting Common Stock.

6. Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there will be a capital reorganization of the Voting Common Stock (other than a subdivision, combination, reclassification or exchange of shares otherwise provided for in Section 5) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all the Corporation’s properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the holders of the Non-Voting Common Stock will thereafter be entitled to receive upon conversion of the Non-Voting Common Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor company resulting from such merger or consolidation or sale, to which a holder of that number of shares of the Voting Common Stock deliverable upon conversion of the Non-Voting Common Stock would have been entitled to receive on such capital reorganization, merger, consolidation or sale (without regard to any limitations on conversion of the Non-Voting Common Stock).

7. Redemption. Except to the extent a liquidation under Section 3 may be deemed to be a redemption, the Non-Voting Common Stock will not be redeemable at the option of the Corporation or any holder of Non-Voting Common Stock at any time. Notwithstanding the foregoing, the Corporation will not be prohibited from repurchasing or otherwise acquiring shares of Non-Voting Common Stock in voluntary transactions with the holders thereof, subject to compliance with any applicable legal or regulatory requirements, including applicable regulatory capital requirements. Any shares of Non-Voting Common Stock repurchased or otherwise acquired may be reissued as additional shares of Non-Voting Common Stock.

8. Voting Rights. The holders of Non-Voting Common Stock will not have any voting rights, except as may otherwise from time to time be required by law.

9. Protective Provisions. So long as any shares of Non-Voting Common Stock are issued and outstanding, the Corporation will not (including by means of merger, consolidation or otherwise), without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Non-Voting Common Stock, (i) alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Non-Voting Common Stock so as to affect them adversely, (ii) increase or decrease the authorized number of shares of Non-Voting Common Stock or (iii) enter into any agreement, merger or business consolidation, or engage in any other transaction, or take any action that would have the effect of adversely changing any preference or any relative or other right provided for the benefit of the holders of the Non-Voting Common Stock. In the event that the Corporation offers to repurchase shares of the Voting Common Stock, the Corporation shall offer to repurchase shares of Non-Voting Common Stock pro rata based upon the number of shares of the Voting Common Stock such holders would be entitled to receive if such shares were converted into shares of the Voting Common Stock immediately prior to such repurchase.

10. Notices. All notices required or permitted to be given by the Corporation with respect to the Non-Voting Common Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Non-Voting Common Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the holder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Non-Voting Common Stock, or of any other matter required to be presented for the approval of the holders of the Non-Voting Common Stock.

11. Record Holders. To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Non-Voting Common Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.

12. Term. The Non-Voting Common Stock shall have perpetual term unless converted in accordance with Section 4.

13. Replacement Certificates. In the event that any certificate evidencing shares of Non-Voting Common Stock will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such certificate, the Corporation or the exchange agent, as applicable, will deliver in exchange for such lost, stolen or destroyed certificate a replacement certificate.

14. Other Rights. The shares of Non-Voting Common Stock have no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or rights, other than as set forth herein or as provided by applicable law.

The undersigned hereby declares, under the penalties of false statement, that the statements made in the foregoing Certificate of Incorporation are true.

Dated at Stamford, Connecticut, this 1st day of July, 2025.

PATRIOT NATIONAL BANCORP, INC.

By: /s/ Michael Carrazza
Name: Michael Carrazza
Title: Chairman